Exhibit 99.1

China Organic Agriculture Finalizes Terms for Acquisition of Dalian Huiming Industry Ltd.

New CEO Announces No CNOA Shares Will Be Issued as a Result of the Acquisition, Preventing Dilution Business Wire

LOS ANGELES & JILIN, China -- September 29, 2008

China Organic Agriculture, Inc. (OTCBB: CNOA), a growth-driven agricultural products company, has finalized the terms for the previously announced acquisition of Dalian Huiming Industry Ltd. ("Dalian Huiming") with the counterparty's major shareholders. Dalian Huiming is a major agriculture products trading company with broad distribution throughout northeastern provinces of China whose product lines will substantially expand China Organic's revenue building opportunities.

The terms of the deal will call for China Organic to acquire 60% of Dalian Huiming for $10.6 million in cash that, as stated in the second quarter financials, has already been deposited in a joint bank account with Dalian Huiming's shareholders. No CNOA shares will be issued in relation to the completion of this transaction and the deal is scheduled to close after the fiscal third quarter.

Since the announcement of his appointment as Chief Executive Officer on September 24, 2008, Jinsong Li has already had several discussions with the major shareholders of Dalian Huiming to assure the deal gets finalized. One of his primary goals as new CEO is to finalize this, as well as future, acquisitions in a smooth and timely manner.

"Dalian Huiming is a highly profitable company and provides many synergies with our current business model," said Mr. Li. "This acquisition will help CNOA further diversify its agricultural offerings and, based on the company's sizable reach and influence in the Northeast's agriculture market, help China Organic make further accretive acquisitions in the geographic area surrounding the city of Dalian."

Dalian Huiming is engaged in grain procurement, trading, wholesale sales, and food delivery logistic services. It focuses on soybeans, corn, and cereal crops, which are major products from the northeastern part of China. Sales to consumers are made in regions including the provinces of Liaoning, Jilin, Heilongjiang, Sichuan, Fujian, and the cities of Beijing and Shanghai.

Dalian Huiming is one of the top-tier agricultural trading companies in the Northeast provinces of China with regard to net income. For fiscal year 2007, revenue was $40.2 million and net income was $2.7 million, a fourfold increase from the comparable period in 2006. China Organic expects to gain operating efficiencies through the acquisition, while also expanding the diversity of the products it offers.

"As I'm sure most investors of China Organic are aware, Dalian Huiming has been pending for quite a while," said Mr. Li. "As CEO, it is my mission to ensure this acquisition closes as soon as possible. Both parties are in agreement and I assure that no CNOA shares will be issued as part of the acquisition of Dalian Huiming."

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About China Organic Agriculture

China Organic Agriculture is a leading producer and distributor in the agricultural industry in China. The Company's high-growth business plan is designed to enable it to capitalize effectively on China's burgeoning economy and expanding class of consumers with the ability to acquire upscale products. The Company has developed an extensive distribution network throughout many of China's major cities, including Beijing, Shanghai and Nanjing, and is positioned to leverage those networks to establish broad distribution of a number of agricultural, food and related premium products. CNOA has in excess of 6,260 acres dedicated to the production of green and organic rice, with an irrigation system fed from the Nen River, one of the last unpolluted rivers in China. The Company has experienced significant growth since its inception in 2002 and has implemented a number of strategic initiatives to expand sales and revenues. For more information, please visit: www.chinaorganicagriculture.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this

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document, the words such as "could," "plan," "estimate," "expect," "intend,"
"may," and similar expressions are forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

China Organic Agriculture, Inc.
Steve Wan, 310-441-9777
stevewan@chinaorganicagriculture.com

or

China America Financial Communications Group
Darren Minton, 212-823-0523
chinaorganic@cafcg.com